Exhibit 1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of December 17, 2006, by and between WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Company”), and ARTAL HOLDINGS Sp. Z o.o., a corporation organized and existing under the laws of Poland (“Artal”).

R E C I T A L S

WHEREAS, the Company intends, but has not made any public announcement of such intention, to conduct a public modified Dutch auction self-tender offer for up to 8,3000,000 shares of its common stock, no par value per share (“Common Stock”), at prices ranging from $47.00 to $54.00 per share pursuant to the terms and conditions set forth in the draft Offer to Purchase substantially in the form attached hereto as Annex A, as the same may be revised, amended, modified or supplemented from time to time after the date hereof in accordance with Section 8 hereof (the “Tender Offer”), commencing no later than December 19, 2006;

WHEREAS, as of the date hereof, Artal owns of record 53,759,325 shares of Common Stock of the Company, which constitutes approximately 55.2% of the issued and outstanding shares of Common Stock;

WHEREAS, Artal has determined it will not exercise its right to tender any of its shares of Common Stock pursuant to the Tender Offer; and

WHEREAS, the Company and Artal desire to make certain covenants and agreements with one another pursuant to this Agreement.

NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1

PURCHASE AND SALE OF THE SHARES; THE CLOSING

1.1 Purchase and Sale of Common Stock. Subject to the completion of the Tender Offer as set forth below and the other terms and conditions of this Agreement, and on the basis of the representations, warranties and covenants set forth herein, Artal agrees to sell to the Company, and the Company agrees to purchase from Artal, such number of shares of Common Stock (rounded to the nearest whole number of shares) equal to the aggregate number of shares of Common Stock purchased by the Company in the Tender Offer multiplied by a fraction, the numerator of which is 53,759,325 and the denominator of which is 43,717,750 (representing the outstanding shares of Common Stock held of record by Artal divided by the outstanding shares of Common Stock held of record by all stockholders of the Company other than Artal, each as of November 30, 2006). The number of shares of Common Stock to be purchased from Artal by the Company pursuant to this Section 1.1 is herein referred to as, the “Shares.”

1.2 Purchase Price. The “Per Share Purchase Price” for the Shares shall be equal to the price per share paid by the Company for the shares of Common Stock tendered by the holders of Common Stock in the Tender Offer. The “Purchase Price” shall equal the Per Share Purchase Price specified in Section 1.2 multiplied by the number of Shares purchased by the Company from Artal pursuant to Section 1.1 of this Agreement.

1.3 The Closing. Subject to the terms and conditions hereof, the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York City time on the eleventh business day following the expiration date of the Tender Offer (the “Successful Completion”), or at such other later date or place as the parties shall mutually agree. At the Closing, (a) Artal will deliver to the Company certificates representing the Shares to be purchased by the Company duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Company, and (b) the Company shall deliver the Purchase Price to Artal by wire transfer of immediately available funds to one or more accounts specified by Artal at least one business day prior to the Closing.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF ARTAL

In order to induce the Company to enter into this Agreement, Artal hereby represents and warrants to the Company as follows:

2.1 Ownership of Shares. Artal owns of record the number of issued and outstanding shares of Common Stock set forth in the recitals to this Agreement. The Shares to be sold to the Company by Artal when delivered to the Company shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims except for restrictions of applicable state and federal securities laws. There are no restrictions on the transfer of such Shares imposed by any shareholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws.

2.2 Authorization. Artal has full right, power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver the Shares to be sold by it to the Company. This Agreement is the legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligation of Artal, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to, or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

2.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Artal (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Artal or to which Artal is subject, (b) will not result in the creation or imposition of any lien upon the Shares to be sold by Artal, and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with Artal.

2.4 Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Artal.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Artal to enter into this Agreement, the Company hereby represents and warrants as follows:

3.1 Organization and Corporate Power; Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares. As of the Closing the Company will have sufficient capital to purchase the Shares hereunder. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been approved by a majority of the disinterested directors on the Board of Directors of the Company and have been otherwise duly authorized by all requisite action on the part of the Company. This Agreement and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement have been duly executed and delivered by the Company and are the legal, valid and, assuming due execution by the other parties hereto, binding obligations of the Company, enforceable against the Company in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to, or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.2 Capital Stock. The authorized capital stock of the Company consists of (a) 1,000,000,000 shares of Common Stock, of which 97,477,075 shares were issued and outstanding as of November 30, 2006, and (b) 250,000,000 shares of preferred stock, no par value per share, of which none were issued and outstanding as of November 30, 2006.

3.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of the Company or to which the Company is subject, and (b) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with the Company.

3.4 Brokerage. Except as set forth in the draft Offer to Purchase attached hereto as Annex A, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

SECTION 4

CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligations of the Company under Section 1 to purchase the Shares at the Closing from Artal are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Company in accordance with Section 9.9:

4.1 Representations and Warranties. The representations and warranties of Artal contained in Article 2 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2 Performance. Artal shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

4.3 Tender Offer. The Successful Completion of the Tender Offer shall have occurred and the Company shall have purchased shares of Common Stock pursuant thereto in accordance with the terms thereof.

4.4 Delivery of Certificates. Artal shall have delivered all of the stock certificates representing the Shares to be sold by it at the Closing (or in lieu thereof an affidavit of lost certificate), free and clear of any liens, claims or encumbrances, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer.

4.5 Further Assurances. No governmental authority shall have advised or notified the Company that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Company’s good faith efforts to cause such withdrawal.

SECTION 5

CONDITIONS TO ARTAL’S OBLIGATIONS

The obligations of Artal under Section 1 to sell the Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by Artal in accordance with Section 9.9:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Article 3 shall be true and correct as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

5.3 Tender Offer. The Successful Completion of the Tender Offer shall have occurred and the Company shall have purchased shares of Common Stock pursuant thereto in accordance with the terms thereof.

5.4 Further Assurances. No governmental authority shall have advised or notified Artal that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Artal’s good faith efforts to cause such withdrawal.

SECTION 6

COVENANTS

6.1 No Purchase of Common Stock. Until eleven business days following the expiration date of the Tender Offer, Artal agrees that it and its affiliates will not, directly or indirectly, purchase any shares of Common Stock.

6.2 No Sale of Common Stock. Except as contemplated hereunder, from the date hereof until the Closing or the termination of this Agreement, Artal agrees, on behalf of itself and its affiliates, that it and its affiliates, directly or indirectly, will not sell any shares of Common Stock, including in the Tender Offer.

6.3 Closing Conditions. Artal and the Company shall use their commercially reasonable efforts to ensure that each of the conditions to Closing is satisfied.

6.4 Withholding. The Purchase Price shall be paid free and clear of any and all U.S. federal, state, local or foreign income or withholding taxes except as provided in this Section 6.4. If the Company reasonably determines, pursuant to Section 302(d) of Internal Revenue Code of 1986, as amended (the “Code”), that the sale of Shares hereunder is properly treated as a “distribution” subject to Section 301 of the Code, the Company shall withhold an amount therefrom, such amount to be calculated based on the Company’s reasonable estimate of the Company’s current and accumulated earnings and profits for the year in which the Closing occurs, as determined in accordance with Treasury Regulation Section 1.1441-3(c)(2)(ii). If Artal certifies as to its eligibility for a reduced rate of withholding pursuant to an income tax treaty on IRS Form W-8BEN provided to the Company by Artal, any such withholding shall be made at such reduced rate. Any amount withheld by the Company in accordance with this Section 6.4 shall be remitted to the appropriate taxing authority, and such remittance shall be treated for purposes of this Agreement as a payment of a portion of the Purchase Price to Artal.

SECTION 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION ON LIABILITY

7.1 Survival. All representations and warranties hereunder shall survive the Closing.

7.2 Limitation on Liability. Notwithstanding the foregoing, in no event shall Artal’s liability for breach of the representations, warranties and covenants exceed the Purchase Price to be paid by the Company to Artal.

SECTION 8

ARTAL CONSENT

8.1 Consent. Artal’s consent shall be required for any amendment to the terms of the Tender Offer that (a) changes the type or amount of consideration per share offered to shareholders, (b) increases the aggregate number of shares of Common Stock sought in the Tender Offer in excess of 8,3000,000 (plus up to an additional 2% of the outstanding shares of Common Stock), (c) materially alters any of the conditions of the Tender Offer contained in Section 7 of the Offer to Purchase (except in response to comments from the Securities and Exchange Commission), adds any additional conditions to the Tender Offer (provided, however, that this shall in no way limit the Company’s ability to waive any such condition), or (d) extends the expiration date of the Tender Offer beyond February 5, 2007, except, in each case, as required by law.

SECTION 9

MISCELLANEOUS

9.1 Adjustments. Wherever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Company and Artal under this Agreement.

9.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.

9.3 Entire Agreement; Amendment. This Agreement contains all the terms agreed upon among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written with respect to such subject matter. Neither this Agreement nor any provision hereof may be amended, changed or waived other than by a written instrument signed by the party against who enforcement of any such amendment, change or waiver is sought. For the avoidance of doubt, to the extent that any of the terms and conditions of this Agreement are inconsistent with any of the terms and conditions contained in the Offer to Purchase, the terms of this Agreement will govern and the Offer to Purchase will be revised to be consistent with the terms of this Agreement.

9.4 Cooperation. The Company and Artal shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

9.5 Termination. The Company or Artal may terminate this Agreement if (a) the Tender Offer is terminated without the purchase of any shares of Common Stock or (b) if the Tender Offer is not consummated by February 5, 2007; provided that the Company may not terminate this Agreement under this clause (b) unless the Tender Offer is terminated. Upon termination of this Agreement pursuant to this Section 9.5, none of the parties hereto shall have any liability hereunder except for breaches of such party’s representations, warranties or covenants occurring prior to the date of such termination.

9.6 Notices. All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier to a party at the following address (or at such other address for a party as shall be specified by like notice):

If to Artal:

Artal Holdings Sp. z o.o., Succursale de Luxembourg

105, Grand-Rue

L-1661 Luxemburg

Attention: Audrey Le Pit

Facsimile: (352) 22 42 59 22

with a copy to:

The Invus Group, LLC

750 Lexington Avenue

New York, New York 10022

Attention: Christopher Sobecki

Facsimile: 212-371-1829

and with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

47th Floor

New York, New York 10166

Attention: Steven Shoemate, Esq.

Facsimile: (212) 351-5316

If to the Company:

Weight Watchers International, Inc.

11 Madison Avenue

New York, New York 10010

Attention: General Counsel

Facsimile: 212-589-2601

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Kenneth B. Wallach, Esq.

Facsimile: 212-455-2502

Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by facsimile (with receipt confirmed) or nationally recognized overnight courier (with receipt confirmed), or three (3) business days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

9.7 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.8 GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or other legal proceeding relating to this agreement or the enforcement of any provision of this agreement may be brought or otherwise commenced in any state or federal court sitting in the Borough of Manhattan of the City of New York. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 9.2 by the state and federal courts sitting in the Borough of Manhattan of the City of New York and in connection therewith hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

9.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

9.10 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

9.12 Payment of Fees and Expenses. Each party shall be responsible for paying its own fees, costs and expenses in connection with this Agreement and the transactions herein contemplated.

9.13 Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof. The titles of the Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:	/s/ Jeffrey A. Fiarman
Name:	Jeffrey A. Fiarman
Title:	Executive Vice President, General Counsel and Secretary

ARTAL HOLDINGS SP. Z O.O., represented by Artal Holdings Sp. Z o.o. Succursale de Luxembourg

By:	/s/ Audrey Le Pit
Name:	Audrey Le Pit
Title:	Branch Manager

[Stock Purchase Agreement]